Exhibit 99.1

Public Relations Office: 800 Long Ridge Road Stamford, CT 06904 203-968-4644	News from Xerox FOR IMMEDIATE RELEASE

XEROX REPORTS FOURTH-QUARTER 2006 EARNINGS

Adjusted earnings exceed expectations. Color, services fuel annuity growth.

•	EPS of 22 cents compares to Q4 2005 EPS of 27 cents

•	Adjusted EPS of 38 cents compares to Q4 2005 adjusted EPS of 32 cents, a 19 percent increase

•	Total revenue up 3 percent, post-sale revenue up 5 percent, includes favorable currency

•	Gross margins of 41.1 percent

•	Operating cash flow of $720 million; $1.6 billion for full year

STAMFORD, Conn., Jan. 23, 2007 – Xerox Corporation (NYSE: XRX) announced today fourth-quarter 2006 earnings per share of 22 cents, including a restructuring charge of 16 cents per share. This compares to fourth-quarter 2005 earnings per share of 27 cents, which included a 5 cent restructuring charge. Excluding restructuring, Xerox delivered adjusted EPS of 38 cents, an increase of 19 percent over fourth-quarter 2005 adjusted EPS of 32 cents.

“Xerox delivered solid performance in the fourth quarter, contributing to another year of double-digit earnings growth,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

“It was a year of steady improvements across the board,” she added. “We grew revenue through stronger annuity and expanded our industry-leading portfolio of products and services. We acquired companies that broaden our share of the fast-growing document management and production color printing markets. We generated $1.6 billion of operating cash flow, returned to investment grade and bought back $1.1 billion of Xerox shares. As important, we managed our operations efficiently, giving us the flexibility to compete effectively while delivering value for shareholders.”

Xerox Reports Fourth-Quarter 2006 Earnings / 2

Total revenue of $4.4 billion grew 3 percent in the fourth quarter. Post-sale and financing revenue, which represents about 70 percent of Xerox’s total revenue, increased 5 percent, largely driven by 7 percent post-sale growth from digital systems. Both total revenue and post-sale revenue included a currency benefit of 3 percentage points.

“Our annuity stream is fueled by increasing sales of Xerox color systems, which generated more than 30 billion color pages last year, and accelerating demand for Xerox’s consulting and outsourcing services,” said Mulcahy. “This focused strategy yielded strong results in the fourth quarter. Post-sale revenue from color was up 18 percent and post-sale revenue from global services grew 8 percent. Total color revenue increased 13 percent and signings for document management services were up more than 15 percent.”

Color now accounts for about 37 percent of Xerox’s total revenue, up 3 points from the fourth quarter of 2005. The number of pages printed on Xerox color systems grew 36 percent in the fourth quarter. And, color now represents 10 percent of total pages, a year-over-year increase of 2 points.

Equipment sale revenue was down 1 percent in the fourth quarter including a 3 point benefit from currency. However, strong install growth of key products is expected to drive future gains in the company’s post-sale revenue. Xerox’s investment in innovation led to the launch of 14 products in 2006 that together earned 208 industry awards. The company expects to more than double its number of product announcements this year. About two-thirds of Xerox’s equipment sales come from products launched in the past two years.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue increased 3 percent in the fourth quarter including a 4 point currency benefit. Installs of production black-and-white systems declined 6 percent with growth in light production only partially offsetting declines in higher-end production printing. Production color installs grew 40 percent, reflecting accelerated activity for the Xerox iGen3® Digital Production Press and continued strong demand for the DocuColor® 5000 as well as the DocuColor 240/250 multifunction system.

Xerox Reports Fourth-Quarter 2006 Earnings / 3

Xerox’s office business provides document technology and services for businesses of any size. Total office revenue was up 1 percent in the fourth quarter including a 3 point currency benefit. Installs of office black-and-white systems were up 13 percent driven by 13 percent growth from Xerox’s desktop devices like the WorkCentre® 4150, and 11 percent growth in its mid-range line of multifunction devices. In office color, installs of multifunction systems were up 39 percent reflecting strong demand for the color WorkCentre family. In November, Xerox launched three more products for small businesses including the Phaser® 6110, its most affordable desktop color laser printer at a starting price of $249. Xerox said it will launch several more office color systems next month.

The company also cited continued improvement in its developing markets operations. Total revenue grew 8 percent in DMO.

Gross margins were 41.1 percent, about flat from fourth quarter of 2005. Selling, administrative and general expenses were 23.3 percent of revenue, a year-over-year improvement of 1.3 points and the lowest percentage of revenue in more than 15 years.

Xerox generated operating cash flow of $720 million in the fourth quarter and ended the year with $1.5 billion in cash and short-term investments. Also during the fourth quarter, Xerox closed on the $54 million cash acquisition of XMPie, the leading provider of software for personalized, multimedia marketing campaigns.

Since launching its stock buyback program in October 2005, the company to date has repurchased about 100 million shares, totaling $1.5 billion of its $2 billion program.

Xerox expects first-quarter 2007 earnings in the range of 21-23 cents per share.

Full-Year 2006 Results

•	Net income of $1.2 billion

•	EPS of $1.22, compared to full-year 2005 EPS of 94 cents

•	Adjusted EPS of $1.05, an increase of 17 percent from full-year 2005 adjusted EPS of 90 cents

•	Total revenue of $15.9 billion, an increase of $194 million or 1 percent from full-year 2005

•	Operating cash flow of $1.6 billion

•	Year-end cash and short-term investments balance of $1.5 billion

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Xerox Reports Fourth-Quarter 2006 Earnings / 4

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

NOTE TO EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2005 Form 10-K and first, second and third quarter 2006 Form 10-Qs filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

NON-GAAP FINANCIAL MEASURES: The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, the Company discussed the results for the 2006 fourth-quarter and the corresponding 2005 period, as well as 2006 full-year and the corresponding 2005 period, using non-GAAP financial measures that exclude the effect of (i) the tax benefits from the finalization of tax audits during the 2006 full-year and the corresponding 2005 period, (ii) the benefits from the sale of our equity interest in Integic Corporation in the 2005 full-year, (iii) restructuring charges recorded in the 2006 fourth-quarter and 2006 full-year and the corresponding 2005 periods, (iv) charges relating to certain litigation matters during the 2006 full-year and the corresponding 2005 period, (v) the charge related to the termination of the 2003 credit facility in the 2006 full-year and (vi) charges related to losses from Hurricane Katrina, the EU Waste Directive and an accounting change in the 2005 full-year period. Management believes that these non-GAAP financial measures can provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP is set forth in the company’s 2006 fourth-quarter management discussion and analysis as well as in the 2006 fourth-quarter presentation slides available at www.xerox.com/investor.

To receive Xerox’s RSS news feed, visit www.xerox.com/news. XEROX®, iGen3®, Phaser® and WorkCentre® are trademarks of XEROX CORPORATION. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
(in millions, except per-share data)	2006	2005		2006	2005
Revenues
Sales	$2,180	$2,158	1%	$7,464	$7,400	1%
Service, outsourcing and rentals	1,991	1,881	6%	7,591	7,426	2%
Finance income	208	211	(1)%	840	875	(4)%

Total Revenues	4,379	4,250	3%	15,895	15,701	1%

Costs and Expenses
Cost of sales	1,386	1,370	1%	4,803	4,695	2%
Cost of service, outsourcing and rentals	1,117	1,045	7%	4,328	4,207	3%
Equipment financing interest	78	76	3%	305	326	(6)%
Research, development and engineering expenses	237	234	1%	922	943	(2)%
Selling, administrative and general expenses	1,020	1,044	(2)%	4,008	4,110	(2)%
Restructuring and asset impairment charges	239	70	*	385	366	5%
Other expenses, net	58	64	(9)%	336	224	50%

Total Costs and Expenses	4,135	3,903	6%	15,087	14,871	1%

Income from Continuing Operations before Income Taxes, Equity Income, Discontinued Operations and Cumulative Effect of Change in Accounting Principle **	244	347	(30)%	808	830	(3)%
Income tax expenses (benefits)	59	83	(29)%	(288)	(5)	*
Equity in net income of unconsolidated affiliates	29	18	61%	114	98	16%

Income from Continuing Operations before Discontinued Operations and Cumulative Effect of Change in Accounting Principle	214	282	(24)%	1,210	933	30%
Income from Discontinued Operations, net of tax	—	—	—	—	53	*
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(8)	*

Net Income	$214	$282	(24)%	$1,210	$978	24%

Basic Earnings per Share
Income from Continuing Operations	$0.22	$0.28	(21)%	$1.25	$0.91	37%
Basic Earnings per Share	$0.22	$0.28	(21)%	$1.25	$0.96	30%

Diluted Earnings per Share
Income from Continuing Operations	$0.22	$0.27	(19)%	$1.22	$0.90	36%
Diluted Earnings per Share	$0.22	$0.27	(19)%	$1.22	$0.94	30%

Note: Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	December 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$1,399	$1,322
Short-term investments	137	244

Total cash, cash equivalents and short-term investments	1,536	1,566
Accounts receivable, net	2,199	2,037
Billed portion of finance receivables, net	273	296
Finance receivables, net	2,649	2,604
Inventories	1,163	1,201
Other current assets	934	1,032

Total current assets	8,754	8,736
Finance receivables due after one year, net	4,922	4,949
Equipment on operating leases, net	481	431
Land, buildings and equipment, net	1,527	1,627
Investments in affiliates, at equity	874	782
Intangible assets, net	286	289
Goodwill	2,024	1,671
Deferred tax assets, long-term	1,790	1,547
Other long-term assets	1,051	1,921

Total Assets	$21,709	$21,953

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,485	$1,139
Accounts payable	1,133	1,043
Accrued compensation and benefits costs	663	621
Other current liabilities	1,417	1,543

Total current liabilities	4,698	4,346
Long-term debt	5,660	6,139
Liabilities to subsidiary trusts issuing preferred securities	624	626
Pension and other benefit liabilities	1,336	1,151
Post-retirement medical benefits	1,490	1,188
Other long-term liabilities	821	1,295

Total liabilities	14,629	14,745
Series C mandatory convertible preferred stock	—	889
Common stock, including additional paid-in-capital	4,666	4,741
Treasury stock, at cost	(141)	(203)
Retained earnings	4,202	3,021
Accumulated other comprehensive loss	(1,647)	(1,240)

Total Liabilities and Equity	$21,709	$21,953

Shares of common stock issued	954,568	945,106
Treasury stock	(8,363)	(13,917)

Shares of common stock outstanding	946,205	931,189

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(in millions)
Cash Flows from Operating Activities
Net income	$214	$282	$1,210	$978
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	155	158	636	641
Provisions for receivables and inventory	41	32	145	107
Net (gain) loss on sales of businesses and assets	(21)	3	(44)	(97)
(Undistributed) distributed equity in net income of unconsolidated affiliates	(9)	1	(70)	(54)
Income from discontinued operations	—	—	—	(53)
Stock-based compensation	19	11	64	40
Restructuring and asset impairment charges	239	70	385	366
Cash payments for restructurings	(81)	(91)	(265)	(214)
Contributions to pension benefit plans	(35)	(25)	(355)	(388)
Decrease (increase) in inventories	237	196	11	(162)
Increase in equipment on operating leases	(85)	(72)	(271)	(248)
(Increase) decrease in finance receivables	(151)	(147)	192	254
Decrease (increase) in accounts receivable and billed portion of finance receivables	73	53	(30)	(34)
Decrease in other current and long-term assets	7	84	64	160
Increase in accounts payable and accrued compensation	166	35	330	313
Net change in income tax assets and liabilities	60	20	(360)	(226)
Net change in derivative assets and liabilities	(15)	(17)	9	38
(Decrease) increase in other current and long-term liabilities	(108)	37	(70)	7
Other, net	14	1	36	(8)

Net cash provided by operating activities	720	631	1,617	1,420

Cash Flows from Investing Activities
Purchases of short-term investments	(41)	(61)	(162)	(386)
Proceeds from sales of short-term investments	24	50	269	139
Cost of additions to land, buildings and equipment	(84)	(57)	(215)	(181)
Proceeds from sales of land, buildings and equipment	64	3	82	5
Cost of additions to internal use software	(27)	(15)	(79)	(56)
Proceeds from divestitures and investments, net	—	—	153	105
Acquisitions, net of cash acquired	(54)	—	(229)	(1)
Net change in escrow and other restricted investments	102	(1)	38	80

Net cash used in investing activities	(16)	(81)	(143)	(295)

Cash Flows from Financing Activities
Cash proceeds from new secured financings	19	236	121	557
Debt payments on secured financings	(319)	(367)	(1,712)	(1,879)
Net cash (payments) proceeds on other debt	(10)	12	1,276	(1,187)
Payments of liability to subsidiary trusts issuing preferred securities	—	—	(100)	—
Preferred stock dividends	—	(15)	(43)	(58)
Proceeds from issuances of common stock	33	8	82	40
Excess tax benefits from stock-based compensation	10	—	25	—
Payments to acquire treasury stock	(380)	(433)	(1,069)	(433)
Other	(3)	(9)	(8)	(2)

Net cash used in financing activities	(650)	(568)	(1,428)	(2,962)

Effect of exchange rate changes on cash and cash equivalents	9	(5)	31	(59)

Increase (decrease) in cash and cash equivalents	63	(23)	77	(1,896)
Cash and cash equivalents at beginning of period	1,336	1,345	1,322	3,218

Cash and cash equivalents at end of period	$1,399	$1,322	$1,399	$1,322

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended December 31,		Change
(in millions, except operating margin)	2006	2005
Revenues
Production	$1,322	$1,285	3%
Office	2,045	2,027	1%
Developing Markets Operations (DMO)	555	514	8%
Other	457	424	8%

Total Revenues	$4,379	$4,250	3%

Memo: Color*	$1,623	$1,442	13%

Operating Profit
Production	$175	$174	$1
Office	276	265	11
DMO	45	17	28
Other	26	(10)	36

Total Operating Profit	$522	$446	$76

Operating Margin
Production	13.2%	13.5%	(0.3	)pts
Office	13.5%	13.1%	0.4	pts
DMO	8.1%	3.3%	4.8	pts
Other	5.7%	(2.4)%	8.1	pts

Total Operating Margin	11.9%	10.5%	1.4	pts

Reconciliation to pre-tax income:
	Three Months Ended December 31,
	2006	2005
Total Segment Profit	$522	$446
Reconciling items:
Restructuring and asset impairment charges	(239)	(70)
Provision for litigation matters	—	(7)
Other expenses, net	(10)	(4)
Equity in net income of unconsolidated affiliates	(29)	(18)

Pre-tax income	$244	$347

*	Color revenues represent a subset of total revenues.

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (DMO) and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm excluding 50 ppm with embedded controller; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm as well as 50 ppm with embedded controller; North America & Europe
DMO:	Operations in Latin America, Brazil, the Middle East, India, Eurasia and Central-Eastern Europe, and Africa
Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, equity income and non-allocated corporate items

Financial Review

Summary

	Three Months Ended December 31,
(in millions)	2006	2005	Change
Equipment sales	$1,389	$1,406	(1)%
Post sale and other revenue	2,782	2,633	6%
Finance income	208	211	(1)%

Total Revenues	$4,379	$4,250	3%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$2,180	$2,158
Less: Supplies, paper and other sales	(791)	(752)

Equipment sales	$1,389	$1,406

Service, outsourcing and rentals	$1,991	$1,881
Add: Supplies, paper and other sales	791	752

Post sale and other revenue	$2,782	$2,633

Revenues

Fourth quarter 2006 total revenues grew 3% compared to the fourth quarter 2005. Currency had a 3% positive impact on total revenues in the quarter. Total revenues included the following:

•	1% decline in equipment sales compared to fourth quarter 2005, including a 3-percentage point benefit from currency, and primarily reflected revenue declines in black and white products and color printers which were partially offset by growth from production color products and growth in DMO.

•	6% increase in post sale and other revenue included a 3-percentage point benefit from currency. Growth in global services, color products, paper and DMO more than offset declines in light lens products.

•	13% growth in color revenue. Color revenue of $1,623 million comprised 37% of total revenue in the fourth quarter 2006 compared to 34% in the fourth quarter 2005.

•	1% decline in finance income included a 3-percentage point benefit from currency and reflected lower average finance receivables.

Net Income

Fourth quarter 2006 net income of $214 million, or $0.22 per diluted share, included a $160 million ($239 million pre-tax), or $0.16 per diluted share, charge related to restructuring.

Fourth quarter 2005 net income of $282 million, or $0.27 per diluted share, included a $51 million ($70 million pre-tax), or $0.05 per diluted share, charge related to restructuring.

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

	Three Months ended December 31,
(in millions)	Production	Office	DMO	Other	Total
2006
Equipment sales	$469	$685	$196	$39	$1,389
Post sale and other revenue	773	1,236	359	414	2,782
Finance income	80	124	—	4	208

Total Revenues	$1,322	$2,045	$555	$457	$4,379

2005
Equipment sales	$478	$711	$174	$43	$1,406
Post sale and other revenue	721	1,195	338	379	2,633
Finance income	86	121	2	2	211

Total Revenues	$1,285	$2,027	$514	$424	$4,250

Equipment Sales

Equipment sales reflect the results of our technology investments and the associated product launches as more than two-thirds of the fourth quarter 2006 equipment sales were generated from products launched in the past 24 months.

In the fourth quarter 2006 equipment sales of $1,389 million were 1% lower reflecting:

•	Currency benefit of 3-percentage points.

•	Strong install activity in production color and office multifunction color products, which was more than offset by overall price declines between 5% and 10% and a decline in installs of high-volume black and white production systems.

•	Growth in DMO from increased installs of Production and Office devices.

•	Growth in color equipment sales of 5%. The pace of color equipment sales growth was impacted by lower OEM color printer sales and product mix in office multifunction color products. Color sales represented approximately 47% of total equipment sales in the fourth quarter 2006 versus 44% in the fourth quarter 2005.

Production

Production fourth quarter 2006 equipment sales declined 2%, including a 4-percentage point benefit from currency as price declines and product mix were partially offset by strong color install activity. Production system install activity included:

•	40% growth in installs of production color products driven by strong DocuColor® 240/250, DocuColor 5000 and iGen3® activity.

•	6% decline in installs of production black and white systems included a decline in installs of high-volume black and white production and printing systems partially offset by growth in installs of black and white light production systems.

Office

Office fourth quarter 2006 equipment sales revenue declined 4%, including a 2-percentage point benefit from currency. Declines in price and color printer activity were partially offset by mix in office black and white products as well as office color multifunction products install growth. Office product install activity included:

•	39% install growth in color multifunction devices.

•	13% growth in black and white copiers and multifunction devices, including 13% growth in Segment 1&2 products (11-30 ppm) and 11% growth in Segment 3-5 products (31-90 ppm).

•	13% decline in color printers compared to 27% growth in the fourth quarter 2005. Fourth quarter 2005 growth was primarily a result of higher OEM sales, which have leveled off in 2006.

DMO

DMO equipment sales consist of Office and Production products, including a large proportion of sales of Segment 1&2 office devices. Equipment sales in the fourth quarter 2006 grew 13% reflecting strong sales of Segment 1&2 devices as well as install growth in light production black and white and production color systems.

Post Sale and Other Revenue

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

The fourth quarter 2006 post sale and other revenue of $2,782 million increased 6% compared to the fourth quarter 2005 reflecting:

•	Currency benefit of 3-percentage points.

•	7% growth in digital office and digital production products and 6% growth in DMO, partially offset by a 39% decline in light lens products.

•	18% growth in color post sale and other revenue. Color represented 33% of post sale and other revenue in the fourth quarter 2006 versus 29% in the fourth quarter 2005.

•	Approximately 10% of total pages were printed on color devices, compared to 8% in the fourth quarter 2005.

Within post sale and other revenue, service, outsourcing, and rental revenue of $1,991 million grew 6% due to technical service revenue and global services growth. Supplies, paper, and other sales of $791 million grew 5% year-over-year primarily due to increased supplies and paper revenues.

Production

Production fourth quarter 2006 post sale and other revenue grew 7%, including a 4-percentage point benefit from currency as growth from digital products accelerated and declines in revenue from older light lens technology continued.

Office

Office fourth quarter 2006 post sale and other revenue increased 3% from fourth quarter 2005, including a 2-percentage point impact from currency and reflected growth in revenue from color multifunction devices and color printers.

DMO

DMO fourth quarter 2006 post sale and other revenue growth of 6% was driven primarily from growth in revenue of color products, supplies and paper sales.

Other

Post sale and other revenue within the Other segment increased 9% in the fourth quarter 2006 primarily driven by increased value-added services and paper sales. Paper comprised approximately two-thirds of fourth quarter 2006 Other segment post sale and other revenue.

Key Ratios and Expenses

	Three Months Ended December 31,
	2006	2005	Change
Gross Margin
Sales	36.4%	36.5%	(0.1	) pts
Service, outsourcing and rentals	43.9%	44.4%	(0.5	) pts
Financing Income	62.5%	64.0%	(1.5	) pts
Total	41.1%	41.4%	(0.3	) pts

R,D&E % Revenue	5.4%	5.5%	(0.1	) pts
SAG % Revenue	23.3%	24.6%	(1.3	) pts

Gross Margin

Fourth quarter 2006 total gross margin of 41.1% decreased 0.3-percentage points compared to fourth quarter 2005 primarily due to a higher proportion of revenue from lower margin businesses including global services, paper and DMO, as well as product mix in the production segment.

Sales gross margin declined 0.1-percentage points primarily resulting from price declines of approximately 2.2-percentage points, which offset the impact of product mix, cost improvements and other variances. Price declines were equipment-related and largely resulted from actions taken on office black and white multifunction products.

Service, outsourcing and rentals margin declined 0.5-percentage points, as cost and productivity improvements were more than offset by price declines and activity mix of 2.1-percentage points.

Financing income margin declined 1.5-percentage points primarily due to higher interest rates on financing debt.

Research, Development and Engineering (“R,D&E”)

R,D&E of $237 million in the fourth quarter 2006 was $3 million higher than the fourth quarter 2005. R&D of $204 million increased by $16 million primarily due to investments related to expected 2007 product launches in the Production and Office segments. Sustaining engineering costs of $33 million declined by $13 million, primarily in the Production segment and reflected lower spending related to environmental compliance activities and maturing product platforms.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D remains strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG expenses of $1,020 million in the fourth quarter 2006 were $24 million lower than the fourth quarter 2005, including a $22 million negative impact from currency. The SAG expense decline reflected the following:

•	$20 million reduction in general and administrative (“G&A”) expenses as the result of continued expense management initiatives, including benefits from restructuring.

•	$2 million reduction in selling expenses compared to fourth quarter 2005.

•	$2 million reduction in bad debt expense. Fourth quarter 2006 bad debt expense of $16 million continues to reflect the favorable trend in write-offs, receivables aging and collections.

Restructuring and Asset Impairment Charges

During the fourth quarter 2006, we recorded restructuring and asset impairment charges of $239 million primarily related to actions that will result in worldwide headcount reductions of approximately 1,900 employees. The amount recorded included asset impairment charges of $25 million, primarily related to the relocation of certain manufacturing operations as well as the exit from certain owned facilities. The remaining reserve balance as of December 31, 2006, for all programs was $337 million, of which approximately $291 million is expected to be spent over the next twelve months.

Worldwide Employment

Worldwide employment of 53,700 at December 31, 2006, declined approximately 1,500 from year-end 2005 reflecting activity from ongoing restructuring programs partially offset by hiring in strategic business areas and the hiring of former contract employees in certain Latin American subsidiaries.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2006	2005
Non-financing interest expense	$62	$53
Interest income	(20)	(14)
(Gains) losses on sales of assets	(21)	3
Loss on extinguishment of debt	2	—
Currency losses (gains), net	8	(5)
Amortization of intangible assets	11	9
Legal matters	7	9
Other expenses, net	9	9

Total	$58	$64

Non-Financing Interest Expense

Fourth quarter 2006 non-financing interest expense of $62 million was $9 million higher than the fourth quarter 2005. The increase is primarily due to higher interest rates, partially offset by lower average debt balances.

Gains on Sales of Assets

The fourth quarter 2006 gain of $21 million reflects the gain on the sale of our Corporate headquarters and a parcel of vacant land. In connection with the sale of our Corporate headquarters, we incurred a $2 million loss associated with the mortgage repayment.

Currency Losses, Net

Net fourth quarter 2006 currency losses of $8 million primarily reflected the mark-to-market of derivative contracts which are economically hedging the cost of anticipated foreign currency denominated payments.

Legal Matters

Fourth quarter 2006 legal expenses of $7 million were related to probable losses on various legal matters. Fourth quarter 2005 legal expenses of $9 million included an additional $7 million of interest expense recorded as a result of the previously disclosed MPI legal matter.

Income Tax Expenses

In the fourth quarter 2006, we recorded income tax expenses of $59 million compared with income tax expenses of $83 million in the fourth quarter 2005. The effective tax rate for the fourth quarter 2006 was 24.2% versus 23.9% in the fourth quarter 2005.

The 2006 fourth quarter effective tax rate of 24.2% was lower than the U.S. statutory tax rate of 35.0% primarily due to the geographical mix of income and the related effective tax rates in those jurisdictions, a tax law change and the resolution of other tax matters. The 2005 fourth quarter effective tax rate of 23.9% was lower than the U.S. statutory tax rate of 35.0% due to the benefits associated with increased utilization of foreign tax credits.

Our effective tax rate is based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions, as well as available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events (such as audit settlements) that may not be predictable. We anticipate that our effective tax rate for 2007 will approximate 33%, excluding the effects of any future discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $29 million increased $11 million compared to fourth quarter 2005 primarily due to our 25% share of Fuji Xerox’s higher net income.

Segment Operating Profit

	Three Months Ended December 31,		Change
(in millions, except operating margin)	2006	2005
Revenues
Production	$1,322	$1,285	3%
Office	2,045	2,027	1%
Developing Markets Operations (DMO)	555	514	8%
Other	457	424	8%

Total Revenues	$4,379	$4,250	3%

Memo: Color*	$1,623	$1,442	13%

Operating Profit
Production	$175	$174	$1
Office	276	265	11
DMO	45	17	28
Other	26	(10)	36

Total Operating Profit	$522	$446	$76

Operating Margin
Production	13.2%	13.5%	(0.3	)pts
Office	13.5%	13.1%	0.4	pts
DMO	8.1%	3.3%	4.8	pts
Other	5.7%	(2.4)%	8.1	pts

Total Operating Margin	11.9%	10.5%	1.4	pts

*	Color revenues represent a subset of total revenues.

Total segment operating profit of $522 million in the fourth quarter 2006 was $76 million higher than the fourth quarter 2005. The fourth quarter 2006 operating margin of 11.9% increased 1.4-percentage points year-over-year.

Production

Fourth quarter 2006 Production profit of $175 million was $1 million higher than the fourth quarter 2005. The fourth quarter 2006 operating margin decreased 0.3-percentage points year-over-year.

Office

Fourth quarter 2006 Office profit of $276 million increased $11 million from 2005. Operating profit margin increased 0.4-percentage points in the fourth quarter reflecting higher gross profit and lower SAG expenses.

DMO

Fourth quarter 2006 DMO profit of $45 million increased $28 million from 2005 reflecting higher gross profit. Operating profit margin improved 4.8-percentage points in the fourth quarter.

Other

Fourth quarter 2006 Other operating profit of $26 million increased $36 million from fourth quarter 2005 primarily due to increased value-added services revenue and equity income from our unconsolidated affiliates.

Capital Resources and Liquidity

The following table summarizes our cash, cash equivalents and short-term investments for the three months ended December 31, 2006 and 2005:

	Three Months Ended December 31,
(in millions)	2006	2005	Amount Change
Net cash provided by operating activities	$720	$631	$89
Net cash used in investing activities	(16)	(81)	65
Net cash used in financing activities	(650)	(568)	(82)
Effect of exchange rate changes on cash and cash equivalents	9	(5)	14

Increase (decrease) in cash and cash equivalents	63	(23)	86
Cash and cash equivalents at beginning of period	1,336	1,345	(9)

Cash and cash equivalents at end of period	$1,399	$1,322	$77

Cash, cash equivalents and Short-term investments reported in our Consolidated Financial Statements were as follows:
	2006	2005
Cash and cash equivalents	$1,399	$1,322
Short-term investments	137	244

Total Cash, cash equivalents and Short-term investments	$1,536	$1,566

Cash Flows from Operating Activities

Net cash provided by operating activities of $720 million in the fourth quarter 2006 increased $89 million from fourth quarter 2005 primarily due to the following:

•	$66 million increase in pre-tax income before restructuring.

•	$41 million increase due to lower inventories.

•	$20 million increase due to improved year-over-year accounts receivable collections, which included a $23 million sale of receivables.

•	$131 million increase due to accounts payable and accrued compensation including an increase in compensation and benefit accruals.

•	$57 million increase due to lower net tax payments including a refund associated with the settlement of the 1999 to 2003 IRS tax audit.

•	$145 million decrease due to a reduction in other liabilities primarily reflecting the $106 million payment related to the previously disclosed MPI legal matter.

•	$77 million decrease due to a lower year-over-year reduction in other current and long-term assets.

Cash Flows from Investing Activities

Net cash used in investing activities of $16 million in the fourth quarter 2006 decreased $65 million from fourth quarter 2005 primarily due to the following:

•	$106 million decrease due to the fourth quarter 2006 release of the escrow in relation to the previously disclosed MPI legal matter.

•	$61 million decrease due to higher proceeds from the sale of our Corporate headquarters and a parcel of vacant land.

•	$54 million increase due to the acquisition of XMPie, Inc.

•	$39 million increase in capital expenditures and internal use software.

Cash Flows from Financing Activities

Net cash used in financing activities of $650 million in the fourth quarter 2006 increased $82 million from fourth quarter 2005 primarily due to the following:

•	$169 million increase due to higher net repayments on secured borrowings.

•	$22 million increase due to higher net repayments on term and other unsecured debt.

•	$53 million decrease due to lower purchases under the company’s share repurchase program.

•	$25 million decrease due to higher proceeds from the issuance of common stock, resulting from increases in exercised stock options.

•	$15 million decrease in preferred stock dividends due to conversion of Series C Mandatory Convertible Preferred Stock in the third quarter 2006.

Customer Financing Activities and Debt

The following table compares finance receivables to financing-related debt as of December 31, 2006:

(in millions)	Finance Receivables, Net	Secured Debt
Finance Receivables Encumbered by Loans:
GE secured loans:
GE Loans U.S.	$941	$782
GE Loans U.K.	669	609
GE Loans Canada	115	88

Total GE encumbered finance receivables, net	1,725	1,479
Merrill Lynch Loan - France	501	419
DLL - Netherlands	197	161

Total encumbered finance receivables, net	$2,423	$2,059

Unencumbered finance receivables, net	5,421

Total Finance Receivables, net(1)	$7,844

Equipment on operating leases, net	481

Total Finance Assets, net(2)	$8,325

(1)	Includes (i) billed portion of finance receivables, net (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in the Condensed Consolidated Balance Sheets as of December 31, 2006.
(2)	Includes (i) total finance receivables, net and (ii) equipment on operating leases, net to reflect the total assets associated with our lease or finance business.

As of December 31, 2006, 31% of total finance receivables were encumbered as compared to 44% at December 31, 2005. Also as of December 31, 2006, approximately 29% of total debt was secured by finance receivables and other assets compared to 49% at December 31, 2005. Consistent with our objective to rebalance the ratio of secured and unsecured debt, we expect payments on secured loans will continue to exceed proceeds from new secured loans in 2007. Our debt maturities are as follows:

	Unsecured Debt	Debt Secured by Finance Receivables	Other Secured Debt	Total Debt
First Quarter	31	181	3	215
Second Quarter	263	155	3	421
Third Quarter	1	622	3	626
Fourth Quarter	—	220	3	223

2007	295	1,178	12	1,485

First Quarter	6	536	2	544
Second Quarter	1	76	1	78
Third Quarter	—	62	1	63
Fourth Quarter	2	48	1	51

2008	9	722	5	736

2009	1,055	109	5	1,169

2010	687	44	2	733

2011	800	6	—	806

Thereafter	2,212	—	4	2,216

Total	5,058	2,059	28	7,145

Pension Matters

In December 2006, we adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans”, an amendment of FASB Statements No. 87, 88, 106 and 132R)” (“FAS 158”). FAS 158 requires us to fully recognize the funded status of our defined benefit pension, retiree healthcare and other post-retirement plans in our financial statements. The incremental after-tax impact of adopting FAS 158, including the adjustment to the minimum pension liability, was a decrease in total shareholders’ equity of approximately $900 million. Total assets also decreased by approximately $550 million, and total liabilities increased by approximately $350 million. The adoption of this standard did not have, nor is it expected to have, an impact on any of the financial covenants included in our debt agreements.

FAS 158 did not, and in the future will not, have an impact on our pension expense. Full year 2006 pension expense, including both defined benefit and defined contribution plans and settlement losses, was $425 million in 2006 and $414 million in 2005. Settlement losses included in pension expense were $93 million in 2006 and $54 million in 2005. Pension expense in the 2006 fourth quarter was $101 million versus $94 million in the fourth quarter of 2005. Included in fourth quarter pension expense were settlement losses of $29 million in 2006 and $9 million in 2005. The $20 million increase in 2006 fourth quarter settlement losses was partially offset by a gain of $10 million in the fourth quarter of 2006 related to the recognition of excess benefit plan contributions.

Other Items

Reference has been made in this press release to “signings for document management services.” This term represents management’s estimate of the total contract life value of managed services and value-added services contracts signed within the period. This estimate includes new contracts, renewals, extensions, and amendments to existing contracts. The total contract life value is defined as the average monthly commitment minimum multiplied by the number of months in the contract, plus an estimate of any other revenue related to the contract, but not included in the minimum. If a contract does not have a monthly commitment minimum, management develops an estimate based on historical and expected usage patterns and other relevant information. Our contracts have terms that generally range from 3 to 5 years.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2005 Form 10-K and first, second and third-quarter 2006 Form 10-Qs filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, the Company discussed the results for the 2006 fourth quarter and the corresponding 2005 period, as well as 2006 full-year and the corresponding 2005 period, using non-GAAP financial measures that exclude the effect of (i) the tax benefits from the finalization of tax audits during the 2006 full-year and the corresponding 2005 period, (ii) the benefits from the sale of our equity interest in Integic Corporation in the 2005 full-year, (iii) restructuring charges recorded in the 2006 fourth quarter and 2006 full-year and the corresponding 2005 periods, (iv) charges relating to certain litigation matters during the 2006 full-year and the corresponding 2005 period, (v) the charge related to the termination of the 2003 credit facility in the 2006 full-year and (vi) charges related to losses from Hurricane Katrina, the EU Waste Directive and an accounting change in the 2005 full-year period. Management believes that these non-GAAP financial measures can provide an additional means of analyzing the current periods’ results against the corresponding prior periods’ results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP is set forth in the company’s 2006 fourth quarter management discussion and analysis as well as in the 2006 fourth quarter presentation slides available at www.xerox.com/investor.

	Fourth Quarter ‘06		Fourth Quarter ‘05
	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported	$214	$0.22	$282	$0.27

Adjustments
Restructuring & Asset Impairment	$160	$0.16	$51	$0.05

Adjusted	$374	$0.38	$333	$0.32

	Full-Year ‘06		Full-Year ‘05
	Net Income	Diluted EPS	Net Income	Diluted EPS
As reported	$1,210	$1.22	$978	$0.94

Adjustments
Restructuring & Asset Impairment	$254	$0.25	$247	$0.24
Tax Audit Benefits	$(494)	$(0.50)	$(343)	$(0.34)
Litigation Matters	$68	$0.07	$84	$0.08
Credit Facility Fee	$9	$0.01
Integic gain			$(58)	$(0.06)
EU Waste Directive			$18	$0.02
Hurricane Katrina Loss			$9	$0.01
Accounting Change			$8	$0.01

Adjusted	$1,047	$1.05	$943	$0.90

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Basic Earnings per Share:

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$214	$282	$1,210	$933
Accrued dividends on Series C Mandatory Convertible Preferred Stock	—	(15)	(29)	(58)

Adjusted income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	214	267	1,181	875
Income from discontinued operations, net	—	—	—	53
Cumulative effect of change in accounting principle, net	—	—	—	(8)

Adjusted net income available to common shareholders	$214	$267	$1,181	$920

Weighted Average Common Shares Outstanding	959,424	950,624	943,852	957,149

Basic Earnings per Share
Earnings from continuing operations	$0.22	$0.28	$1.25	$0.91
Earnings from discontinued operations	—	—	—	0.06
Loss from cumulative effect of change in accounting principle	—	—	—	(0.01)

Basic Earnings per Share	$0.22	$0.28	$1.25	$0.96

Diluted Earnings per Share:
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$214	$282	$1,210	$933
Accrued dividends on Series C Mandatory Convertible Preferred Stock	—	—	—	—
Interest on Convertible Securities, net	—	—	1	1

Adjusted income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	214	282	1,211	934
Income from discontinued operations, net	—	—	—	53
Cumulative effect of change in accounting principle, net	—	—	—	(8)

Adjusted net income available to common shareholders	$214	$282	$1,211	$979

Weighted Average Common Shares Outstanding	959,424	950,624	943,852	957,149
Common shares issuable with respect to:
Stock options	9,878	9,617	9,300	10,470
Restricted stock and performance shares	5,512	2,304	3,980	945
Series C Mandatory Convertible Preferred Stock	—	74,797	37,398	74,797
Convertible securities	1,992	1,992	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	976,806	1,039,334	996,522	1,045,353

Diluted Earnings per Share
Earnings from continuing operations	$0.22	$0.27	$1.22	$0.90
Earnings from discontinued operations	—	—	—	0.05
Loss from cumulative effect of change in accounting principle	—	—	—	(0.01)

Diluted Earnings per Share	$0.22	$0.27	$1.22	$0.94